Exhibit 10.1

May 1, 2008

Sean M. McCarthy

Dear Sean:

We are pleased to confirm in writing this change of control, terms and conditions of your employment as well as an increase in your base compensation for the position of Chief Financial Officer of Diedrich Coffee, Inc.

The terms of this change is as follows:

•	This is an exempt position and your base salary will increase to $8,653.85 per pay period (paid on a bi-weekly basis) which equates to $225,000.00 annually.

•

Your participation in the bonus/incentive plan at the Vice President level will increase to 40% of your annual base salary which is paid based upon achievement of specific objective criteria as defined by the Chief Executive Officer of the Company.

•

Change of Control – In the event of a Change of Control (as defined below), you will be entitled to a “Stock Appreciation Payment” (as defined below) upon consummation of the Change of Control transaction, provided that you execute a customary release agreement with the Company.

“Change of Control” shall mean a transaction that results in a non-affiliate of the company acquiring 90% of the Company’s outstanding common stock.

“Stock Appreciation Payment” shall be equal to the product of (i) the difference determined by subtracting $5.00 from the price per share at which at least 90% of the Company’s outstanding stock is acquired, multiplied by (ii) 100,000.

•	Benefits – You will continue to be eligible for all other benefit plans at the Vice President level. These benefit programs may be modified from time to time.

•

Severance – If you are terminated by the Company without cause, you will be eligible to receive a lump sum severance payment equal to nine (9) months of base salary provided that you execute a customary release agreement with the Company.

Sean M. McCarthy

May 1, 2008

•	This position reports directly to J. Russell Phillips, President and Chief Executive Officer.

•	The effective date of this change of control, change in terms of employment and salary increase is retroactive to March 6, 2008.

Please confirm your acceptance of these new terms by signing and returning an executed copy to Human Resources.

Sincerely,

Jeanne Ortiz

Director, Human Resources

* * * * * * * *

In consideration of my employment, I agree to conform to the policies and practices of Diedrich Coffee, Inc. I understand and acknowledge that my employment with Diedrich Coffee, Inc. is “at will” and as such, the terms of my employment may be changed at any time, for any reason, with or without notice, with or without cause, at my discretion, or at the discretion of the company. My “at will” status includes but is not limited to: termination, demotion, promotion, transfer, compensation, benefits, training, duties, shifts, and location of work. There is no agreement express or implied between myself and the Company for continuing or long-term employment. While supervisors and managers have certain hiring authority, no supervisor or manager or representative of the Company has any authority to alter the “at-will relationship.”

Termination not for cause: Should your employment be terminated for reasons other than cause (cause meaning willful misconduct, repeated failure to perform duties, fraud or dishonesty, felonious or other criminal acts) and you execute a simple release of claims agreement, you will be entitled to bi-weekly payments equal to nine (9) months of your then current salary. These payments would not apply in the event of your death or inability to perform the job due to disability.

My signature below indicates acceptance of the offer of employment including its terms and conditions as outlined in this letter.

/s/ Sean M. McCarthy
Sean M. McCarthy	Date May 1, 2008